CAROLINA FINANCIAL CORPORATION

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE AGREEMENT

This Amended and Restated Supplemental Executive Agreement (the “Agreement”) is made effective as of December 24, 2008, by and between Carolina Financial Corporation (the “Company”) and David L. Morrow (the “Executive”) to supplement the amended and restated employment agreement between Executive and Crescent Bank (the “Bank”), a wholly-owned subsidiary of the Company, dated December 24, 2008 (the “Employment Agreement”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Employment Agreement (and any successor thereto).

WHEREAS, the Company and the Executive are currently parties to a supplemental executive agreement entered into on August 2, 2006 (the “Original Agreement”); and

WHEREAS, the Company desires to amend and restate the Original Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder in April 2007; and

WHEREAS, the Executive has agreed to such changes; and

WHEREAS, the Board of Directors of the Company, and the Executive believe it is in the best interests of the Company to enter into the Agreement in order to reinforce and reward the Executive for his service and dedication to the continued success of the Company and incorporate the changes required by Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1. (a) In the event of a termination of Executive’s employment with the Bank under Section 5 of the Employment Agreement, Executive shall be entitled to receive, pursuant to this Agreement, an amount payable by the Company, in addition to any compensation or benefits payable by the Bank pursuant to Section 5(c) and 5(d) of the Employment Agreement, which amount shall equal the difference, if any, between (i) the amount that would be paid by the Bank under the Employment Agreement pursuant to Sections 5 without regard to any reduction that maybe required by Section 5(f), and (ii) the amount that is actually paid under the terms of the Employment Agreement. Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), and to the extent necessary to avoid penalties under Section 409A of the Code, payment shall be made to the Executive on the first day of the seventh month following the Executive’s Date of Termination.

(b) For purposes of Section 1, termination of Executive’s employment with the Bank under Section 5 of the Employment Agreement as used herein shall mean “Separation from Service” as defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

Section 2. (a) In the event that any payments or benefits provided or to be provided to the Executive pursuant to Section 5 of the Employment Agreement, in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company or the Bank, constitute “excess parachute payments” under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, the Company shall pay to Executive in cash an additional amount equal to the amount of the Gross Up Payment as defined herein. The “Gross Up Payment” shall be the amount needed to ensure that the amount of such payments and the value of such benefits received by Executive (net of such excise tax and any federal, state and local tax on the Company’s payment to him attributable to such excise tax) equals the amount of such payments and value of such benefits as he would receive in the absence of such excise tax and any federal, state and local tax on the Company’s payment to him attributable to such excise tax. The Company shall pay the Gross Up Payment within thirty (30) days after the Date of Termination, or in the event the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), and to the extent necessary to avoid penalties under Section 409A of the Code, payment shall be made to the Executive on the first day of the seventh month following the Executive’s Date of Termination. For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b) In the event that, after the Gross Up Payment is made, the amount of the excise tax described is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, Executive shall repay to the Company, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment.

(c) In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company shall pay to the Executive, in immediately available funds, within thirty (30) days following the date that such additional amount of excise tax is finally determined, an additional payment (“Additional Gross Up Payment”) equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by the Executive with respect to such additional amount of excise and other tax.

(d) The Company shall have the right to challenge, on Executive’s behalf, any excise tax assessment against him as to which Executive is entitled to (or would be entitled if such assessment is finally determined to be proper) a Gross Up Payment or Additional Gross Up Payment, provided that all costs and expenses incurred in such a challenge shall be borne by the Company and the Company shall indemnify the Executive and hold him harmless, on an after-tax basis, from any excise or other tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses by the Company.

Section 3. Any payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking laws and regulations, including, without limitation, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Section 4. This Agreement shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 5. This Agreement shall be governed by the laws of the State of South Carolina but only to the extent not superseded by federal law.

Section 6. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 7. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Employers and the Executive have duly executed this Agreement as of the day and year first written above.

ATTEST:	CAROLINA FINANCIAL CORPORATION

/s/ Frank J. Cole, Jr.	By:	/s/ Frank E. Lucas
Secretary		Frank E. Lucas

WITNESS:	EXECUTIVE

/s/ Ann Sonnycalf	By:	/s/ David L. Morrow
David L. Morrow